Exhibit 10.1

SECOND AMENDMENT

TO

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This Second Amendment to Second Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this 10th day of January, 2014 (the “Second Amendment Effective Date”), by and between Silicon Valley Bank (“Bank”) SONIC FOUNDRY, INC., Maryland corporation (“Sonic Foundry”), and SONIC FOUNDRY MEDIA SYSTEMS, INC., a Maryland corporation (“Sonic Systems” and together with Sonic Foundry, jointly and severally, individually and collectively, the “Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of June 27, 2011, as amended by that certain First Amendment, dated as of May 31, 2013 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) provide for a new term loan and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.7 (Term Loan 2014). The following new Section 2.1.7 shall be inserted immediately following Section 2.1.6 thereof:

“2.1.7 Term Loan 2014.

(a) Availability. Bank shall make one (1) term loan available to Borrower in an amount up to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Term Loan 2014 Amount”), on the Second Amendment Effective Date, subject to the satisfaction of the terms and conditions of this Agreement.

(b) Repayment. Commencing on the first day of the month following the month in which the Funding Date occurs, Borrower shall (i) make monthly payments of interest with respect to the Term Loan and thereafter on the first day of each successive calendar month until the Term Loan is paid in full; and (ii) repay the principal amount of the Term Loan in thirty-six (36) equal installments of principal, based on a thirty-six (36) month amortization schedule (each payment of principal and/or interest being a “Term Loan 2014 Payment”). Borrower’s final Term Loan 2014 Payment, due on the Term Loan 2014 Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan 2014. Once repaid, the Term Loan 2014 may not be reborrowed.

(c) Prepayment. Borrower may prepay all but not less than all of the Term Loan 2014 prior to the Term Loan 2014 Maturity Date, effective three (3) Business Days after written notice of such prepayment is given to Bank. Notwithstanding any such prepayment, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If such prepayment is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a prepayment fee in an amount equal to (i) if such prepayment occurs after the Second Amendment Effective Date but on or prior to the day that is 365 days after the Second Amendment Effective Date (the “Term Loan 2014 First Anniversary”), one percent (1.00%) of the principal amount of the Term Loan 2014 (i.e. Twenty Five Thousand Dollars ($25,000); (ii) if such prepayment occurs after the Term Loan 2014 First Anniversary but on or prior to the day that is 365 days after the Term Loan 2014 First Anniversary (the “Term Loan 2014 Second Anniversary”), one-half of one percent (0.50%) of the principal amount of the Term Loan 2014 so prepaid; and (iii) no prepayment fee shall be payable if such prepayment occurs on or after the Term Loan 2014 Second Anniversary; provided that no termination fee shall be charged if the Term Loan 2014 is replaced with a new facility from another division of Silicon Valley Bank. Upon payment in full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall terminate and release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.

(d) Use of Proceeds. Proceeds of the Term Loan 2014 shall be utilized (i) to repay in full all of the outstanding principal amount of and accrued and unpaid interest on the Term Loan 2011 and the Prior Term Loan (if any); (ii) to pay a part of the purchase price in connection with the Japanese Acquisition; and (iii) as working capital to fund its general business requirements, and not for personal, family, household or agricultural purposes.”

2.2 Section 2.3(a) (Payment of Interest on the Credit Extensions). Section 2.3(a)(ii) and (a)(iii) are amended in their entirety and replaced with the following:

“(ii) Term Loan 2014. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan 2014 shall accrue interest at a floating per annum rate equal to the Prime Rate plus two and one-quarter percent (2.25%), which interest shall be payable monthly, in arrears, in accordance with Section 2.1.7(b).”

2.3 Section 3.4(b) (Procedures for Borrowing; Term Loan 2011 Advances). Section 3.4(b) is hereby deleted in its entirety.

2.4 Section 6.9 (Financial Covenants). Section 6.9 is amended in its entirety and replaced with the following:

“6.9 Financial Covenants.

Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries, unless otherwise noted:

(a) Adjusted Quick Ratio. An Adjusted Quick Ratio, tested with respect to Borrower only, of at least 1.50:1.00.

(b) Debt Service Coverage Ratio. As of the last day of each fiscal quarter, measured on a trailing twelve (12) month basis ending as of the date of measurement, maintain a ratio of (x) (i) EBITDA plus (ii) up to Four Hundred Fifty Thousand Dollars ($450,000) of transaction expenses actually incurred by Borrower in connection with the Media Acquisitions; divided by (y) Debt Service (the “Debt Service Coverage Ratio”) of at least 1.25:1.00; provided, that no Event of Default shall be deemed to have occurred and be continuing solely as a result of Borrower’s failure to maintain such Debt Service Coverage Ratio, but only to the extent that Borrower immediately enters into a Term Loan Reserve Period and no other Event of Default has occurred and is continuing or would immediately occur as a result of entering into such Term Loan Reserve Period; including, without limitation, Overadvances described in Section 2.2.

(c) Maximum Subsidiary Indebtedness. Permit Borrower’s Subsidiary, MEDIASITE KK, a Japanese corporation (“Mediasite”), to have more than Five Hundred Thousand Dollars ($500,000) outstanding at any time under Mediasite’s revolving credit facility, as in effect on the Second Amendment Effective Date.”

2.5 Section 7.7 (Distributions; Investments). Section 7.7 is amended in its entirety and replaced with the following:

“7.7 Distributions; Investments. Borrower shall not do any of the following without Bank’s prior written consent, which consent shall not be unreasonably withheld or delayed, (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.”

2.6 Section 8.1 (Payment Default). Section 8.1 is amended in its entirety and replaced with the following:

“8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date and/or the Term

Loan 2014 Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);”

2.7 Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Adjusted Quick Ratio” is Borrower’s (x) (i) unrestricted cash at Bank plus (ii) net billed accounts receivable; divided by (y) (i) Current Liabilities minus (ii) the current portion of Subordinated Debt (to the extent included in the definition of Current Liabilities) minus (iii) current portion of Deferred Revenue.

“Credit Extension” is any Advance, Letter of Credit, Term Loan 2014, foreign exchange forward contracts, amount utilized for cash management services, or any other extension of credit by Bank for Borrower’s benefit.

“Debt Service” means, for any period of measurement, all regularly scheduled payments of principal and interest of Indebtedness of Borrower and its Subsidiaries, other than Permitted Earnout Payments, determined on a consolidated basis due within the trailing twelve (12) month period ended as of such date of measurement; provided, that solely with respect to the Term Loan 2014 and solely for the following periods, the amount of payments included in the calculation of “Debt Service” for such Term Loan 2014 for each of the quarterly periods ending March 31, 2014, June 30, 2014 and September 30, 2014 shall be $970,833.33.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) non-cash stock compensation expense, plus (f) other non-cash and non-recurring expenses acceptable to Bank, in its reasonable discretion. Notwithstanding the foregoing, EBITDA shall be deemed to be the following for the following periods: (i) for the quarterly period ending March 31, 2013, $479,000; (ii) for the quarterly period ending June 30, 2013, $970,000; and (iii) for the quarterly period ending September 30, 2013, $91,000.

“Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States but are otherwise Eligible Accounts that are owing from (i) Content Bank (Australia), (ii) Comm-Vertrievsgesellschaft (Germany), (iii) Visionaire (UAE), (iv) JPL Media and (v) Corogen.

“Streamline Period” is, on and after the Second Amendment Effective Date, provided no Default or Event of Default has occurred and is continuing, the period (i) beginning on the first (1st) day of the month following the month in which Borrower has, as of the last day of each of the immediately preceding two (2) Subject Months, maintained an Adjusted Quick Ratio of not less than 1.75:1.00, as determined by Bank, in its sole discretion (the “Streamline Threshold”); and (ii) ending on the earlier to occur of (A) the occurrence of a Default or an Event of Default; and (B) the first day thereafter in which Borrower fails to maintain the Streamline Threshold, as determined by Bank, in its sole discretion. Upon the termination of a Streamline Period, Borrower must maintain the Streamline Threshold for two (2) consecutive Subject Months, as determined by Bank, in its sole discretion, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior-written notice of Borrower’s intention to enter into any such Streamline Period.

“Term Loan Reserve Amount” is, (i) during a Term Loan Reserve Period, an amount equal to all outstanding amounts under the Term Loan 2014 and (ii) at any other time, Zero Dollars ($0.00).

“Term Loan Reserve Period” is the period commencing on the earlier of (i) the occurrence and continuance of an Event of Default, and (ii) the date that that Borrower reports, or Bank otherwise determines, in its sole discretion, that Borrower has failed to maintain a Debt Service Coverage Ratio greater than or equal to 1.25:1.00 (the “Term Loan Reserve Threshold”) and terminating on the first day of the quarter following the quarter in which Borrower reports that it has maintained the Term Loan Reserve Threshold for the then-prior quarterly period.

2.8 Section 13 (Definitions). Clause (b) of the definition of “Permitted Indebtedness” appearing in Section 13.1 is amended in its entirety and replaced with the following:

“(b) (i) Indebtedness existing on the Effective Date and shown on the Perfection Certificate; and (ii) Indebtedness consisting of Permitted Earnout Payments.”

2.9 Section 13 (Definitions). Clause (a) of the definition of “Permitted Investments” appearing in Section 13.1 is amended in its entirety and replaced with the following:

“(a) (i) Investments shown on the Perfection Certificate and existing on the First Amendment Effective Date; (ii) Investments in Mediasite as of the Second Amendment Effective Date; and (iii) Investments in MEDIAMISSION HOLDING, B.V., a Netherlands corporation, as of the Second Amendment Effective Date.”

2.10 Section 13 (Definitions). The following new terms and their respective definitions are hereby inserted in Section 13.1, each in its applicable alphabetical order:

“Media Mission” means Media Mission Holding B.V., a Netherlands corporation.

“Media Mission Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of December 9, 2013, by and among Sonic Foundry, each “Seller” and “Indirect Seller” named therein and signatory thereto, and Media Mission.

“Mediasite” is defined in Section 6.9(c).

“Mediasite Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of January 6, 2014, by and among Sonic Foundry, each “Seller” and “Seller Representative” named therein and signatory thereto, and Mediasite.

“Media Acquisitions” means the transactions described in the Media Mission Acquisition Agreement and the Mediasite Acquisition Agreement.

“Permitted Earnout Payments” is Indebtedness of Borrower evidenced by each “Buyer Note”, as such term is defined in the Mediasite Acquisition Agreement and the Media Mission Acquisition Agreement.

“Second Amendment Effective Date” is January 10, 2014.

“Term Loan 2014” is a loan made by Bank pursuant to the terms of Section 2.1.7 hereof:

“Term Loan 2014 Amount” is defined in Section 2.1.7(a).

“Term Loan 2014 Payment” is defined in Section 2.1.7(b).

“Term Loan 2014 Maturity Date” is January 1, 2017.

2.11 Section 13 (Definitions). The following definitions are deleted in their entirety:

“PFG Subordinated Debt” is all Indebtedness of Borrower owed to Partners for Growth II, L.P., which shall at all times shall be subject to a subordination agreement in favor of Bank.

“SVB Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Term Loan Commitment” is, at any time, the lesser of (i) The Term Loan 2011 Amount minus the aggregate amount of previously funded Term Loan Advances or (ii) Two Million Four hundred Thousand Dollars ($2,400,000) minus the aggregate amount of previously funded Term Loan Advances minus the outstanding principal balance of the Prior Term Loan minus the outstanding principal amount of the PFG Indebtedness minus all other term debt listed on the Borrower’s balance sheet.

“Term Loan 2011 Commitment Termination Date” is June 27, 2012.

2.12 Compliance Certificate. The Compliance Certificate attached as Exhibit C to the Loan Agreement is deleted in its entirety and replaced with Exhibit A attached hereto.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Consent to Acquisition of MediaSite. Subject to the satisfaction by Borrower of the terms of Section 10 below, Bank hereby consents to the acquisition by Borrower of all of the issued and outstanding shares of Mediasite and agrees that such acquisition shall not, in and of itself, constitute an “Event of Default” under Section 8.2(a) of the Loan Agreement by virtue of violating the Negative Covenant contained in Section 7.2 and/or Section 7.3 of the Loan Agreement.

5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Ratification of Intellectual Property Security Agreement. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of each Intellectual Property Security Agreement, each dated as of June 16, 2008 between each respective Borrower and Bank, and acknowledges, confirms and agrees that said Intellectual Property Security Agreements (a) contain an accurate and complete listing of all respective Intellectual Property Collateral, as defined in such Intellectual Property Security Agreement, and (b) shall remain in full force and effect.

7. No Defenses of Borrower. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

8. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

9. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) updated Secretary’s Corporate Borrowing Certificates for each Borrower (with updated attachments, if necessary), (c) Certificates of Good Standing and Foreign Qualification, as applicable, (d)executed Subordination Agreement in favor of Bank, (e) updated evidence of insurance, (f) termination of UCC-1 Financing Statements in favor of Partners For Growth, (g) payment by Borrower of the non-refundable Term Loan 2014 commitment fee in an amount equal to Ten Thousand Dollars ($10,000), which commitment fee shall be fully-earned when paid, and (h) payment of Bank’s legal fees and expenses incurred in connection with the existing Loan Documents and this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK

SILICON VALLEY BANK

By	/s/ Tom Hertzberg
Name:	Tom Hertzberg
Title:	VP

BORROWER

SONIC FOUNDRY, INC.

By	/s/ Ken Minor
Name:	Ken Minor
Title:	CFO

SONIC FOUNDRY MEDIA SYSTEMS, INC.

By	/s/ Ken Minor
Name:	Ken Minor
Title:	CFO

1

Exhibit A to Second Amendment

EXHIBIT C

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:

FROM:	SONIC FOUNDRY, INC.
SONIC FOUNDRY MEDIA SYSTEMS, INC.

The undersigned authorized officer of SONIC FOUNDRY, INC. and SONIC FOUNDRY MEDIA SYSTEMS, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 120 days	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

A/R & A/P Agings	Monthly within 15 days	Yes No

Transaction Reports	Weekly (monthly within 15 days during a Streamline Period) and with each request for a Credit Extension	Yes No

Projections	Within fifteen (15) following approval by the Borrower’s board of directors, and in any event within fifteen (15) days after the end of each fiscal year of Borrower, and as amended and/or updated	Yes No

2

The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required		Actual		Complies
Maintain as indicated:
Minimum Adjusted Quick Ratio (monthly)		1.50:1.00		:1.0	Yes No
Minimum Debt Service Ratio (quarterly)		1.25:1.00		:1.0	Yes No
Maximum Subsidiary Indebtedness (at all times)	<$	500,000	$		Yes No

Performance Pricing

	Revolving Line	Applies
Adjusted Quick Ratio > 1.75:1.00	Prime + 0.75%	Yes No
Adjusted Quick Ratio < 1.75:1.00	Prime + 1.25%	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

SONIC FOUNDRY, INC. SONIC FOUNDRY MEDIA SYSTEMS, INC.	BANK USE ONLY

Received by:
AUTHORIZED SIGNER

By:	Date:

Name:	Verified:
Title:		AUTHORIZED SIGNER

Date:

Compliance Status: Yes No

3

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I. Adjusted Quick Ratio (Section 6.9(a))

Required: An Adjusted Quick Ratio of at least 1.50:1.00.

Actual:

A.	Aggregate value of Borrower’s unrestricted cash at Bank	$

B.	Aggregate value of the net billed accounts receivable of Borrower	$

C.	Quick Assets (the sum of lines A plus B)	$

D.	Aggregate value of Obligations to Bank	$

E.	Without duplication, aggregate value of liabilities of Borrower (including all Indebtedness) that matures within one (1) year	$

F.	Current Liabilities (the sum of lines D plus line E)	$

G.	The current portion of Subordinated Debt to the extent included in the definition of Current Liabilities	$

H.	Current portion of Deferred Revenue	$

I.	Adjusted Current Liabilities (line F minus line G minus line H).	$

J.	Adjusted Quick Ratio (line D divided by line I), expressed as a ratio	:1.00

Is line J equal to or greater than 1.50:1:00?

☐ No, not in compliance	☐ Yes, in compliance

4

II. Debt Service Coverage Ratio (Section 6.9(b))

Required: Maintain, As of the last day of each fiscal quarter, measured on a trailing twelve (12) month basis ending as of the date of measurement, maintain a ratio of (x) (i) EBITDA plus (ii) up to Four Hundred Fifty Thousand Dollars ($450,000) of transaction expenses actually incurred by Borrower in connection with the Media Acquisitions divided by (y) Debt Service (the “Debt Service Coverage Ratio”) of at least 1.25:1.00.

Actual: All amounts measured on a trailing twelve (12) month basis

A.	EBITDA; provided that, EBITDA shall be deemed to be the following for the following periods: (i) for the quarterly period ending March 31, 2013, $[ ]; (ii) for the quarterly period ending June 30, 2013, $[ ]; and (iii) for the quarterly period ending September 30, 2013, $[ ].	$

B.	Up to Four Hundred Fifty Thousand Dollars ($450,000) of transaction expenses actually incurred by Borrower in connection with the Media Acquisitions	$

C.	all regularly scheduled payments of principal and interest of Indebtedness of Borrower and its Subsidiaries, other than Permitted Earnout Payments, determined on a consolidated basis, due within the trailing twelve (12) month period ended as of such date of measurement; provided, that solely with respect to the Term Loan 2014 and solely for the following periods, the amount of Indebtedness included in the calculation of “Debt Service” for such Term Loan 2014 for each of the quarterly periods ending March 31, 2014, June 30, 2014 and September 30, 2014 shall be $970,833.33.	$

D.	Debt Service Coverage Ratio ((i) line A plus line B; divided by (ii)_line C)	:1.00

Is line D equal to or greater than 1.25:1.00?

☐    No, not in compliance; Term Loan Reserve Period in effect.

☐    Yes, in compliance.

If not in compliance, no Event of Default shall be deemed to have occurred and be continuing solely as a result of Borrower’s failure to maintain such Debt Service Coverage Ratio, but only to the extent that Borrower immediately enters into a Term Loan Reserve Period and no other Event of Default has occurred and is continuing or would immediately occur as a result of entering into such Term Loan Reserve Period, including, without limitation, an “Overadvance as describe in Section 2.2.